Exhibit 4.2
INDYMAC BANCORP, INC.
2002 INCENTIVE PLAN,
AS AMENDED AND RESTATED
SECTION 1
GENERAL
     1.1. Purpose. The IndyMac Bancorp, Inc. 2002 Incentive Plan (the “Plan”) has been established by IndyMac Bancorp, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return. The following provisions constitute an amendment, restatement, and continuation of the Plan as in effect immediately prior to April 25, 2006.
     1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.
     1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 9).
SECTION 2
OPTIONS
     2.1. Definitions. The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined at the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. An “NQO” is an Option that is not intended to be or does not qualify as an “incentive stock option” as that term is described in Section 422(b) of the Code.
     2.2. Exercise Price. The “Exercise Price” of each Option granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).
     2.3. Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; provided, however, that Awards granted pursuant to Section 2 (relating to Options) shall have a minimum 1-year vesting period (subject to acceleration of vesting (i) pursuant to this Plan, or (ii) to the extent permitted by the Committee, or pursuant to the terms of an applicable Employment Agreement, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination). No fewer than 100 shares of Stock may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.
     2.4. Vesting. Subject to the limitations of the Plan, each installment of shares covered by an Option granted pursuant to Section 2 shall be exercisable on and after the vesting date for such installment as established by the Committee and/or its delegates and specified in the applicable Award Memorandum relating to the Award. Unless otherwise provided herein or in the applicable Award Memorandum: (i) an Option granted pursuant to this Section 2 shall become fully vested and exercisable upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s death, Disability, or Retirement; provided, however, that as a condition of such acceleration of vesting upon the Participant’s Retirement, the Participant shall execute a restrictive covenant agreement (including, but not limited to, a non-solicitation of customers and employees covenant) satisfactory to the Company with a term equal to the longest vesting term being accelerated, and (ii) the Option may be exercised on or after the Participant’s Date of Termination only as to that portion of the Covered Shares for which it was exercisable as of the Participant’s Date of Termination, after giving effect to any applicable acceleration of vesting.
     2.5. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:
     (a) Subject to the following provisions of this subsection 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.5(c), payment may be made as soon as practicable after the exercise). To the extent that an Option Award is exercisable, it may be exercised in whole or in part by filing a written notice with the Stock Award Administrator of the Company at its corporate headquarters prior to the date the Option expires. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and, subject to subsection 2.5(c), shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election.
     (b) The Exercise Price shall be payable (i) in cash, (ii) by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee and valued at Fair Market Value as of the day of exercise, (iii) by instructing the Company to withhold from the shares of Stock acquired upon exercise of the Option that number of shares of Stock equal to the minimum amount (and not any greater amount) required to satisfy the Exercise Price, or (iv) in any combination thereof.
     (c) Unless otherwise provided in the applicable Award Memorandum or otherwise specified by the Committee prior to exercise, a Participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
     (d) The Committee may provide in an Award Memorandum for any other method of payment of the Exercise Price upon the exercise of an Option.
     2.6. Expiration. An Option shall expire on the seventh anniversary of the Grant Date, and the Option shall not be exercisable after:
     (a) except as provided in subsections (b) and (c) below, if the termination occurs for reasons other than death, Disability, Retirement, or Cause, the three-month anniversary of the Participant’s Date of Termination;
     (b) if the termination occurs by reason of the Participant’s death, or if the Participant’s death occurs within three months after the Date of Termination in accordance with subsection (a) above, the one-year anniversary of the Participant’s Date of Termination;
     (c) if the termination occurs by reason of the Participant’s Disability, or if the holder incurs a Disability within three months after the Date of Termination in accordance with subsection (a) above, the one-year anniversary of the Participant’s Date of Termination;
     (d) if the termination occurs by reason of the Participant’s Retirement, the one-year anniversary of the Participant’s Date of Termination; or

     (e) if the termination occurs by reason of Cause, the Participant’s Date of Termination.
To the extent that any Option granted pursuant to this Section 2 is not exercised prior to (i) a dissolution of the Company or (ii) a merger or other corporate event that the Company does not survive, and no provision is made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.
     2.7. Non-Employee Director Options. Grants of Options to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters for the compensation of Non-Employee Directors as established from time to time by the Board and set forth in writing in the Board Compensation Policy. The Committee may not make other discretionary grants under the Plan to Non-Employee Directors.
     2.8. Employment Agreement. Notwithstanding any provision of subsection 2.4 or clauses (a)-(e) of subsection 2.6 to the contrary, if a Participant is subject to an Employment Agreement containing provisions which, by their terms, govern the vesting, exercisability, or other aspects of any Options granted under the Plan, such terms shall supersede the provisions of subsection 2.4 and clauses (a)-(e) of subsection 2.6 with respect to such Participant’s Options, and if a Participant is subject to an Employment Agreement containing definitions of cause, disability, or retirement, such definitions shall supersede the respective definitions of this Plan with respect to such Participant’s Options; provided, however, that the Employment Agreement shall so supersede such provisions of this Plan only to the extent that the result would be to the Participant’s benefit.
     2.9. No Repricing. Except for either adjustments pursuant to subsection 5.2(g) (relating to the adjustment of shares) or decreases approved by the Company’s stockholders, the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant, nor may an outstanding Option be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.
SECTION 3
OTHER STOCK AWARDS
     3.1. Definitions. A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.
     3.2. Restrictions on Awards. Each Restricted Stock Award and Restricted Stock Unit Award shall be subject to the following, to the extent applicable:
     (a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.
     (b) Any portion of any such Award that is not vested as of a Participant’s Date of Termination shall be forfeited without consideration, except that if a Participant’s Date of Termination occurs by reason of the Participant’s death, Disability or Retirement, then any time-based vesting restrictions on any such Award shall lapse as of the Date of Termination and any performance-based criteria relating to Awards shall be deemed to be satisfied at the greater of “target” or actual performance; provided, however, that as a condition of such acceleration of vesting or deemed satisfaction of performance-based criteria upon the Participant’s Retirement, the Participant shall execute a restrictive covenant agreement (including, but not limited to, a non-solicitation of customers and employees covenant) satisfactory to the Company with a term equal to the longest vesting term being accelerated.
     (c) Awards of Restricted Stock or Restricted Stock Units may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) during the Restricted Period other than by will or by the applicable laws of descent and distribution.
     (d) Unless otherwise provided in the applicable Award Memorandum or otherwise provided by the Committee, the following terms shall apply to Awards of Restricted Stock or Restricted Stock Units granted under this Section 3:
     (i) Vesting. The Covered Shares shall be transferred to the Participant free of all restrictions upon the date they become fully vested. A Participant who ceases to be an Employee shall forfeit the portion of his or her Restricted Stock or Restricted Stock Unit Award that is not vested as of his or her Date of Termination, after giving effect to any applicable acceleration of vesting.
     (ii) Dividends and Dividend Equivalents. Dividends, if any, accrued on Restricted Stock during the Restricted Period shall be credited to the Participant and held by the Company on behalf of the Participant. The Participant’s interest in the dividends shall vest on the same date that his or her interest in the Covered Shares vest. In the event that any portion of the Covered Shares are forfeited, the accrued and unpaid dividends relating to the Covered Shares also shall be forfeited. A Restricted Stock Unit Award may provide the Participant with the right to receive dividend equivalent payments with respect to the Covered Shares, which payments shall be credited to the Participant and held by the Company on behalf of the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. Subject to subsection 5.2(g), dividend equivalents paid in Stock with respect to an Award of Restricted Stock Units before the Covered Shares are earned or vested shall be deemed delivered under the Plan for purposes of applying the share limits in subsection 5.2.
     (iii) Voting. The Participant shall not be prevented from voting the Covered Shares subject to a Restricted Stock Award merely because those shares are subject to the restrictions imposed by this Plan; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.
     (iv) Ownership of Shares. The Covered Shares issued pursuant to any Restricted Stock Award shall be held by the Company’s stock transfer agent for the benefit of the Participant until the end of the applicable Restricted Period. The Participant shall be identified as the beneficial owner of the Covered Shares at the time the shares are issued.
     (e) The Committee may designate whether any Award being granted to any Participant under this Section 3 is intended to be performance-based compensation. Any such Awards designated as intended to be performance-based compensation shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code Section 162(m) and the regulations thereunder. For Awards under this Section 3 intended to be performance-based compensation, the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code Section 162(m).
     (f) If the right to become vested in a Restricted Stock Award or Restricted Stock Unit Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of either grant or vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than one year (subject to acceleration of vesting (i) pursuant to this Plan, or (ii) to the extent permitted by the Committee, or pursuant to the terms of an applicable Employment Agreement, in the event of the Participant’s death, Disability, Retirement, Change in Control or involuntary termination).

     3.3 Employment Agreement. Notwithstanding any provision of subsection 3.2(b) or 3.2(d)(i) to the contrary, if a Participant is subject to an Employment Agreement containing provisions which, by their terms, govern the vesting or other aspects of any Awards of Restricted Stock or Restricted Stock Units granted under the Plan, such terms shall supersede the provisions of subsection 3.2 and 3.2(d)(i) with respect to such Participant’s Awards of Restricted Stock or Restricted Stock Units, and if a Participant is subject to an Employment Agreement containing definitions of cause, disability, or retirement, such definitions shall supersede the respective definitions of this Plan with respect to such Participant’s Awards of Restricted Stock or Restricted Stock Units; provided, however, that the Employment Agreement shall so supersede such provisions of this Plan only to the extent that the result would be to the Participant’s benefit.
     3.4 Non-Employee Director Awards. Grants of Awards of Restricted Stock or Restricted Stock Units to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters for the compensation of Non-Employee Directors as established from time to time by the Board and set forth in writing in the Board Compensation Policy. The Committee may not make other discretionary grants under the Plan to Non-Employee Directors.
SECTION 4
INCENTIVE AWARDS
     4.1. Eligibility. The Committee may designate any one or more Eligible Individuals as Participants eligible to receive Cash Incentive Awards. Subject to this Section 4, a Participant’s right to receive Cash Incentive Awards shall be contingent on the achievement of performance goals established by the Committee for the applicable performance period. Cash Incentive Awards granted under the Plan are intended to be performance-based compensation, and shall comply with the requirements of this Section 4 to the extent such compliance is determined by the Committee to be required for the Cash Incentive Awards to be treated as performance-based compensation.
     4.2. Maximum Award. No more than $25,000,000 may be paid to any one individual pursuant to Cash Incentive Awards granted under the Plan for any annual performance period (provided that if a performance period is less than one year, the limit shall be subject to a corresponding pro rata reduction). Subject to Code Section 162(m), if, after amounts have been earned with respect to Cash Incentive Awards, the delivery of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded for purposes of applying the annual dollar limit imposed by this subsection 4.2.
     4.3. Performance Goals. The performance goals established for the performance period established by the Committee shall be objective (as that term is described in regulations under Code Section 162(m)), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain. The performance goals established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Measures.
     4.4. Attainment of Performance Goals. Subject to subsection 4.5, a Participant otherwise entitled to receive a Cash Incentive Award for any performance period shall not receive a settlement of the Award until the Committee has determined that the applicable performance goal(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 4.4, such exercise of discretion may not result in an increase in the amount of the payment.
     4.5. Exceptions to Performance Goal Requirement. Except as otherwise provided by the Committee, if a Participant’s employment terminates because of death, Disability, or Retirement, or if a Change in Control occurs prior to the Participant’s termination of employment, the Participant’s Cash Incentive Award shall become fully vested; provided, however, that as a condition of such acceleration of vesting upon the Participant’s Retirement, the Participant shall execute a restrictive covenant agreement

(including, but not limited to, a non-solicitation of customers and employees covenant) satisfactory to the Company with a term equal to the longest vesting term being accelerated.
     4.6. Employment Agreement. Notwithstanding any provision of subsection 4.5 to the contrary, if a Participant is subject to an Employment Agreement containing provisions which, by their terms, govern the vesting or other aspects of any Cash Incentive Awards granted under the Plan, such terms shall supersede the provisions of subsection 4.5 with respect to such Participant’s Cash Incentive Awards, and if a Participant is subject to an Employment Agreement containing definitions of cause, disability, or retirement, such definitions shall supersede the respective definitions of this Plan with respect to such Participant’s Cash Incentive Awards; provided, however, that the Employment Agreement shall so supersede such provisions of this Plan only to the extent that the result would be to the Participant’s benefit.
     4.7. Non-Performance-Based Cash Incentive Compensation. Nothing in this Section 4 shall preclude the Committee, the Company, or any Subsidiary from granting cash incentive awards outside of the Plan that are not intended to be performance-based compensation.
SECTION 5
OPERATION AND ADMINISTRATION
     5.1. Effective Date. The Plan, as amended and restated hereby, shall be effective only if and when it is approved by the stockholders of the Company at the Company’s 2006 annual meeting of its stockholders (the “Effective Date”). If the Plan, as proposed to be amended and restated hereby, is not approved by the stockholders at the 2006 annual meeting, the Plan shall remain in full force and effect in accordance with its terms as in effect immediately prior to the 2006 annual meeting date, and the term “Effective Date” as used herein shall refer to the date on which the Plan was last approved by the stockholders of the Company. No Awards may be granted under the Plan after the ten-year anniversary of the Effective Date, but the Plan shall remain in effect as long as any Awards under it are outstanding.
     5.2. Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:
     (a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.
     (b) Subject to the following provisions of this subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 11,200,000 shares of Stock; provided, however, that each share of Stock issued under the Plan pursuant to a Full Value Award shall reduce the number of available shares of Stock by 3.5 shares.
     (c) To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
     (d) To the extent provided by the Committee in its sole discretion, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is settled in cash, such shares shall be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan (and such shares shall not be added back to the available share pool under the Plan).
     (e) If outstanding shares of Stock (including shares issued on the date of grant of a Restricted Stock Award) are tendered to the Company (by either actual delivery or by attestation), or are withheld from the Award, to satisfy the exercise price or tax liability resulting from an Award, such tendered or withheld shares shall be deemed to have been delivered to the Participant for purposes of determining the maximum number of shares of Stock available for delivery under the Plan (and such shares shall not be added back to the available share pool under the Plan).
     (f) Subject to subsection 5.2(g), the following additional maximums are imposed under the Plan.
     (i) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options) shall be 1,500,000 shares during any one calendar year period.
     (ii) No more than 500,000 shares of Stock may be subject to Awards of Restricted Stock or Restricted Stock Units granted under the Plan to any one individual during any one calendar-year period. If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded for purposes of applying the annual share limit imposed by this subsection 5.2(f)(ii) and the overall share limit imposed by subsection 5.2(b).
     (g) If (i) the outstanding securities of the class then subject to this Plan (the “outstanding shares”) (A) are increased, decreased, exchanged or converted as a result of a stock split (including a split in the form of a stock dividend), reverse stock split, recapitalization, spin off or similar event, or (B) are exchanged for or converted into cash, property or a different number or kind of securities (or if cash, property or securities are distributed in respect of the outstanding shares), as a result of a reorganization, merger, consolidation, exchange, spin off, recapitalization, restructuring or reclassification, or (ii) substantially all of the property and assets of the Company are sold as an entirety, or (iii) the Company is liquidated and dissolved, then the Committee (or, in the case of Awards made to Non-Employee Directors, the Board) shall, in such manner and to such extent (if any) as is equitable and appropriate, make proportionate adjustments in (x) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Options and other Awards previously granted under this Plan (and, where applicable, the exercise price thereof so as to maintain the same aggregate exercise price), (y) the maximum number and type of shares or other securities, cash, or property that may be issued or delivered pursuant to Options and other Awards thereafter granted under this Plan, and (z) such other terms as necessarily are affected by such event. In the case of an extraordinary distribution, merger, reorganization, consolidation, combination, sale of assets, exchange or spin off, the Committee (or the Board, in the case of Awards made to Non-Employee Directors) may make provisions for a substitution or exchange of any or all outstanding Options or other Awards or rights (or for the securities, cash or property deliverable upon exercise of such outstanding Options or other Awards or rights), based upon the distribution or consideration payable to holders of the shares of Stock upon or in respect of such event.
     5.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:
     (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
     (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
     5.4. Tax Withholding. All distributions under the Plan (other than to Non-Employee Directors) are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant, (ii) through the surrender, by either actual delivery of shares or by attestation, of shares of Stock acceptable to the Committee which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may only be used to satisfy the minimum amount (and not any greater amount) required to be withheld for tax purposes.
     5.5. Special Provisions related to Section 409A of the Code.
     (a) Notwithstanding anything in the Plan or in any Award Memorandum to the contrary, to the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Memorandum by reason of the occurrence of a Change in Control or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Memorandum.
     Notwithstanding anything in the Plan or in any Award Memorandum to the contrary, to the extent necessary to avoid the application of Section 409A of the Code, (i) the Committee may not amend an outstanding Option to extend the time to exercise such Award beyond the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the Award would otherwise have expired if the Award had not been extended, based on the terms of the Award at the original Grant Date (the “Safe Harbor Extension Period”), and (ii) any purported extension of the exercise period of an outstanding Award beyond the Safe Harbor Extension Period shall be deemed to be an amendment to the last day of the Safe Harbor Extension Period and no later.
     5.6. Grant and Use of Awards. Subject to subsections 2.7 and 3.4 (relating to Awards to Non-Employee Directors), at the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to subsection 2.9 (relating to Option repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.
     5.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Subject to applicable tax laws relating to deferred compensation, including Code Section 409A, the Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.
     5.8. Transferability. Except as otherwise provided by the Committee, Awards may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) except as designated by the Participant by will or by the laws of descent and distribution. Under no event will Awards be transferable to a third party (which term shall specifically exclude family members, as defined below) for value. Neither (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, nor (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by a Participant or his or her family members in exchange for an interest in that entity, shall be deemed to be a transfer for value under this subsection 5.8. The term “family member” for purposes of this subsection 5.8 shall have the meaning set forth in General Instruction A.1(a)(5) to Form S-8.
     5.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the senior Human Resources manager for the Company, or his or her delegates, at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the senior Human Resources manager for the Company, or his or her delegates, shall require.
     5.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. All Awards shall be evidenced by a writing with a schedule memorializing the grant of the Award to the Participant and setting forth certain specifics with respect to the terms and conditions of the Award. A copy of such document shall be provided to the Participant. Such document is referred to in the Plan as an “Award Memorandum.”
     5.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.
     5.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
     5.13. Limitation of Implied Rights.
     (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
     (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
     5.14. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
     5.15. Heirs and Successors. Awards granted under this Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

If any rights exercisable by the Participant or benefits deliverable to the Participant under such Award have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Award or before the complete distribution of benefits to the Designated Beneficiary under the Award, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
     5.16. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.
SECTION 6
CHANGE IN CONTROL
     6.1. Determination of Change in Control. Subject to subsection 6.2 below, a “Change in Control” shall be deemed to occur for purposes of this Plan upon the occurrence of any one of the following events:
(A)	An acquisition of any common stock or other “Voting Securities” (as hereinafter defined) of the Company by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Plan, (1) “Voting Securities” shall mean the Company’s outstanding voting securities entitled to vote generally in the election of directors and (2) a “Non-Control Acquisition” shall mean an acquisition by (a) the Company or any of its Subsidiaries, (b) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company, or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of the definition in this subsection 6.1, a “Subsidiary”), or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(B)	The individuals who, as of the Effective Date, were members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(C)	The consummation of:

(1)	A merger, consolidation, or reorganization involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to any Person or Persons other than a transfer to a Subsidiary, or the sale or other disposition of all or substantially all of the stock or assets of IndyMac Bank, F.S.B. to any Person or Persons other than a transfer to a Subsidiary (in each case, a “Business Transaction”), unless such Business Transaction is a “Non-Control Transaction.” A “Non Control Transaction” shall mean a Business Transaction where:
(a)	the stockholders of the Company, immediately before such Business Transaction, own directly or indirectly immediately following such Business Transaction more than sixty percent (60%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization or purchasing such assets or stock (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Transaction;

(b)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Transaction constitute at least a majority of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such Business Transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

(c)	no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such Business Transaction had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities or its common stock; or
(D)	The Company’s stockholders approve a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of this subsection 6.1, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
     6.2. Committee Discretion. Notwithstanding the provisions of this subsection 6.2, the Board, in the exercise of its reasonable discretion, may, but need not, make an affirmative determination prior to the consummation of a Business Transaction (as defined in subsection 6.1(C)) that, in light of all circumstances, such Business Transaction will be not be treated as a Change in Control for purposes of this Plan, by reason of it being in essence a “combination of equals” or for any other reason. In making any such determination, the Board shall give due consideration, without limitation, to the likely effect of such transaction(s) on the makeup of the stockholder base, the Board and the senior management of the Company.
     6.3. Committee Action. Except as otherwise provided in an Award Memorandum or a written agreement between the Company and a Participant (and approved by the Committee) to the contrary, in the event of a Change in Control, then all outstanding Awards previously granted to the Participant hereunder that have not already vested shall vest on the first anniversary of the Change in Control; provided, however, that in the event that a Participant’s employment with IndyMac or any successor employer is terminated within one (1) year following a Change in Control (i) by reason of the Participant’s Disability or death, or (ii) either by the employer without Cause or by the Participant for Good Reason, then all outstanding Awards previously granted to the Participant hereunder that have not already vested shall vest on the date of such termination of employment. In the event of such acceleration of “vesting,” each Option shall become immediately exercisable and outstanding Awards of Restricted Stock and Restricted Stock Units granted under Section 3 shall immediately vest free of restrictions, and shall become payable to the Participant. Notwithstanding the foregoing and anything to the contrary herein, prior to a Change in Control, the Committee may in its sole discretion amend this subsection 6.3 to alter the acceleration of Awards in the event of a Change in Control, including, without limitation, to provide for immediate acceleration of awards or to prohibit or otherwise limit such acceleration. The Committee may accord any holder of an Award a right to refuse any acceleration, whether pursuant to the Award Memorandum or otherwise, in such circumstances as the Committee may approve. In determining whether and in what manner to accelerate the vesting of Awards under the Plan, the Committee shall consider the effect thereof under applicable regulatory and financial accounting principles, including without limitation Section 422 of the Code.
     6.4. Termination or Substitution of Awards. Any Awards that are (or but for a holder’s rejection of acceleration would have been) accelerated under this Section 6 and that are not exercised or vested prior to a dissolution of the Company or a reorganization event described in subsection 6.1 that the Company does not survive shall terminate, provided that if provision has been made, consistent with the terms hereof, for the substitution, exchange or other settlement of Awards, such Awards shall be substituted, exchanged or otherwise settled in accordance with such provision.
     6.5. Restoration of Prior Status. Any Awards that are (or but for the holder’s rejection of the acceleration would have been) accelerated under this Section 6 and that are not exercised or vested prior to an abandonment or termination of a transaction subject to stockholder approval that triggered the Change in Control (as evidenced by public announcement, Board resolution, execution of documents terminating the transaction, or other action or document objectively confirming such abandonment or termination), shall be restored to their prior status (except for the effects of the passage of time) as if no Change in Control had occurred.
     6.6. Employment Agreement. Notwithstanding any other provision of this Section 6 to the contrary, if a Participant is subject to an Employment Agreement containing provisions which, by their terms, govern the effect of a change in control, such terms shall supersede the provisions of this Section 6 with respect to such Participant’s Awards, and if a Participant is subject to an Employment Agreement containing a definition of change in control, such definition shall supersede the definition of Change in Control set forth in this Section 6 with respect to such Participant’s Awards; provided, however, that the Employment Agreement shall so supersede such provisions of this Plan only to the extent that the result would be to the Participant’s benefit.
SECTION 7
COMMITTEE
     7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
     7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:
(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the amount or number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by subsection 2.9, relating to Option repricing, and by Section 8, relating to amendments and termination) to modify, accelerate the vesting of, cancel or suspend Awards.
(b)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions specified in any Award Memorandum made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan are final and binding on all persons.

(e)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and by-laws of the Company, and applicable state corporate law.
     7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The Committee also may delegate to certain officers of the Company the authority to grant Awards pursuant to the provisions of the Plan, provided that such delegation is set forth in writing and includes all applicable limitations and parameters to such Awards, and provided further that such Awards are subsequently ratified by the Committee. Any such allocation or delegation may be revoked by the Committee at any time. Subject to the foregoing, and except as to the grant of Awards under the Plan and establishment of the terms of grant under the Plan, all ministerial, non-discretionary powers of the Committee under the Plan are delegated to the senior Human Resources manager for the Company and his or her delegates.
     7.4. Information to be Furnished to Committee. The Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to an employee’s or Participant’s employment or period of service, termination of employment or service, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
SECTION 8
AMENDMENT AND TERMINATION
     The Board may, at any time, amend or terminate the Plan, and may amend any Award Memorandum, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to subsection 5.2(g) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of subsection 2.9 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s stockholders.

SECTION 9
DEFINED TERMS
     In addition to the other definitions contained herein, the following definitions shall apply:
(a)	Award. The term “Award” means any award or benefit granted under the Plan, including, the grant of Options, Restricted Stock Awards, Restricted Stock Unit Awards, Cash Incentive Awards, dividends granted with respect to Restricted Stock Awards or dividend equivalents granted with respect to Restricted Stock Unit Awards.

(b)	Board. The term “Board” means the Board of Directors of the Company.

(c)	Cause. The term “Cause” means, as determined by the Company:
     (i) Participant’s intentional and material failure to perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has intentionally and materially failed to perform the Participant’s duties; or
     (ii) Participant’s engaging in any illegal conduct, gross misconduct, or gross negligence which is, or is likely to be, injurious to the Company, its financial condition, or its reputation; or
     (iii) Participant’s engaging in any act or omission to act which involves (a) fraud, theft, misappropriation, embezzlement, or dishonesty, (b) willful violation of any law, rule or regulation of a governmental authority, other than traffic violations, (c) regular alcohol or drug abuse, or (d) material violation of the Company’s written policies, including its Code of Business Conduct and Ethics; or
     (iv) Entry of an order by any state or federal regulatory agency either removing the Participant from his or her position with the Company or its affiliates or prohibiting the Participant from participating in the conduct of the affairs of the Company or any of its affiliates; or
     (v) Participant’s breach of the restrictive covenants set forth in his or her Employment Agreement with the Company, if any, or material breach of any other provisions of his or her Employment Agreement with the Company, if any.
(d)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e)	Covered Shares. The term “Covered Shares” means the shares of Stock that are the subject of an Award granted under the Plan.

(f)	Date of Termination. The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Employee is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Employee between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Employee’s employment shall not be considered terminated while the Employee is on a military or sick leave from the Company or a Subsidiary. If an Employee is employed by an entity that is a Subsidiary and such entity ceases to be a Subsidiary, such event shall be deemed to be the Employee’s Date of Termination.

(g)	Disability. The term “Disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(h)	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee, officer, or director of the Company or a Subsidiary, and any consultant or other person providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.
(i)	Employee. An “ Employee” is any employee of the Company or a Subsidiary who is granted an Award under the Plan.

(j)	Employment Agreement. A Participant’s “Employment Agreement” means, as of any date, the agreement (if any) between the Participant and the Company or a Subsidiary that governs the terms of such Participant’s employment on that date, and may include a change in control agreement governing the effect of a change in control with respect to such Participant and, with respect to the Participant’s termination of employment, may also include a severance agreement governing the terms of such Participant’s termination from employment; provided that any such agreement must have been approved by the Committee.

(k)	Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:
     (i) (A) If shares of Stock are listed or admitted to trade on a national securities exchange, the average of the high and low reported sales prices of the shares of Stock on the Composite Tape on such date, as published in the Western Edition of The Wall Street Journal, on the principal national securities exchange on which the shares of Stock are so listed or admitted to trade. (B) If the Stock is not listed or admitted to trade on a national securities exchange, the average of the high and low reported prices for the Stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System (or a similar organization, if the NASD is no longer reporting such information). (C) If the Stock is not listed or admitted to trade on a national securities exchange and are not reported on the National Market Reporting System, the arithmetic mean between the bid and asked prices for the Shares on such date, as furnished by the NASD or a similar organization. (D) If the Stock is not listed or admitted to trade on a national securities exchange nor reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Board at such time for purposes of this Plan.
     (ii) If the day is not a business day, and as a result, subsection (i) next above is inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day.
(l)	Full Value Award. The term “Full Value Award” means an Award other than in the form of an Option, and which is settled by the issuance of shares of Stock.

(m)	Good Reason. The term “Good Reason” shall have the meaning assigned such term in the Employment Agreement, if any, between a Participant and the Company or an affiliate, provided, however that if there is no such Employment Agreement in which such term is defined, and unless otherwise defined in the applicable Award, “Good Reason” shall mean, with respect to any Employee, any of the following acts by the Company or an affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the affiliate promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to a Change in Control, (ii) a reduction by the Company or an affiliate in the Participant’s base salary, (iii) the Company or an affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to a Change in Control, (iv) the continuing material breach by the Company or an affiliate of any Employment Agreement between the Participant and the Company or an affiliate after the expiration of any applicable period for cure, or (v) the expiration an Employment Agreement between the Employee and the Company or any affiliate in effect prior to a Change in Control without renewal by the Company or its successor on or following a Change in Control on terms that are substantially comparable to the terms of such Employment Agreement.
(n)	Grant Date. The term “Grant Date” with respect to an Award means the date on which the Award is granted under this Plan.

(o)	Non-Employee Director. Each member of the Board or the Board of Directors of IndyMac Bank, F.S.B who is not an employee of the Company or any Subsidiary shall be a “Non-Employee Director.”

(p)	Performance-Based Compensation. The term “performance-based compensation” shall have the meaning ascribed to it in Section 162(m) of the Code and the regulations thereunder.

(q)	Performance Measures. The term “Performance Measures” shall mean one or more of the following business criteria, either alone or in combination, as selected by the Committee, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliated company or a division, region, department or function within the Company or an affiliated company:
•	Revenue

•	Sales, including cross-sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins, mortgage banking revenue margin, thrift net interest margin or other corporate profit measures)

•	Earnings (EBIT; EBITDA; earnings per share; operating earnings per diluted share, either before or after amortization of intangible assets; or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Assets (net worth, asset quality, ratio of non-performing assets to total assets, or other asset measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, return on assets or average assets, capital, average or common equity, or sales, and cash flow return on assets or average assets, capital, average or common equity, or sales)

•	Market share and market size of various consumer financial products

•	Loan origination volumes

•	Deposits

•	Interest rate risk (including, but not limited to duration gap, value at risk and other interest rate risk measures)

•	Credit risk (including, but not limited to, other credit risk measures)

•	Expenses (net operating expense, either before or after amortization of intangible assets; expense management; expense ratio; expense efficiency ratios, ratio of expenses outsourced as a percent of total expenses, cost per loan, cost per deposit or other expense measures)
•	Ratio of headcount outsourced as a percent of total headcount

•	Revenues per headcount or the inverse ratio

•	Secondary market investor performance and/or ratings

•	Fair value of assets and/or liabilities and growth and/or decline in either or both

•	Hedge effectiveness

•	Mergers, acquisitions and start-up business activities (e.g. successful acquisition deal completion)

•	Internal rate of return or increase in net present value

•	Regulatory compliance

•	Customer satisfaction ratings

•	Employee turnover and employee count (as a whole or by a specific subset of employees)

•	Employee morale and culture survey results

•	Customer count, revenues, retention and penetration

•	Portfolio balance and count

•	Cost of funds

•	Rating agency credit ratings

•	Third party servicer evaluations (including, but not limited to, evaluations conducted by the GSE’s and servicer ratings published by the rating agencies)
Performance goals with respect to the foregoing business criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).
(r)	Restricted Period. The term “Restricted Period” means the period during which the shares of Stock subject to an Award of Restricted Stock or a Restricted Stock Unit Award remain unvested, as set forth in the Plan or the applicable Award Memorandum.

(s)	Retirement. An Employee’s “Retirement” shall mean retirement or resignation from the Company (a)(i) if the Participant is less than 55 years of age, with at least 75 points or (ii) if the Participant is 55 years of age or older, with at least 65 points and (b) the Participant has at least five (5) consecutive years of employment with the Company. An Employee shall receive one (1) point for every consecutive year of employment with the Company and one (1) point for every year of age. For example, an Employee who is 52 years of age and has worked for the Company for 15 consecutive years has 67 points.

(t)	Subsidiary. The term “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

(u)	Stock. The term “Stock” means shares of common stock of the Company.

Amendment to the
2002 Incentive Plan
(Adopted by the Board of Directors on September 19, 2006)
This Amendment to the IndyMac Bancorp, Inc. 2002 Incentive Plan, as amended and restated (the “2002 Plan”), is hereby adopted this 19th day of September, 2006, by the Board of Directors of IndyMac Bancorp, Inc. (the “Company”).
     The Company adopted the Plan for the purposes set forth therein, and pursuant to Section 8 of the 2002 Plan, the Board of Directors of the Company has the right to amend the 2002 Plan with respect to certain matters.
     The Board of Directors has approved and authorized this Amendment to the 2002 Plan.
     The 2002 Plan is hereby amended, effective as of the date hereof, in the following particulars:
     1. By deleting Section 5.2(g) in its entirety and replacing it with the following:
     (g)(i) Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the shares of Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.2 shall be adjusted proportionately, and the Committee (or, in the case of Awards made to Non-Employee Directors, the Board) shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares of Stock that may be delivered under the Plan; (ii) adjustment of the number and kind of shares of Stock subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding shares of Stock (stock-split), a declaration of a dividend payable in shares of Stock, or a combination or consolidation of the outstanding shares of Stock into a lesser number of shares, the authorization limits under Section 5.2 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
     (ii) Discretionary Adjustment. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in (i) above), the Committee (or, in the case of Awards made to Non-Employee Directors, the Board) may, in its sole discretion, provide (i) that Awards will be settled in cash rather than shares of Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying shares of Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for performance-based compensation will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
     (iii) General. Any discretionary adjustments made pursuant to this Section 5.2(g) shall be subject to the provisions of Section 8. To the extent that any adjustments made pursuant to this Section 5.2(g) cause ISOs to cease to qualify as ISOs, such Options shall be deemed to be NQOs.”
     All other provisions of the 2002 Plan shall remain the same.

Amendment to the
2002 Incentive Plan, as Amended and Restated
(Adopted by the Board of Directors on September 17, 2007)
     This Amendment to the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated (the “Plan”), was adopted on September 17, 2007 by the Board of Directors (the “Board”) of IndyMac Bancorp, Inc. (the “Company”).
     The Plan is hereby amended, effective as of September 17, 2007, in the following particulars:
     By deleting Section 5.5 in its entirety and replacing it with the following:
     “5.5. Special Provisions related to Section 409A of the Code.
     (a) Notwithstanding anything in the Plan or in any Award Memorandum to the contrary, to the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Memorandum by reason of the occurrence of a Change in Control or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable final regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Memorandum that is permissible under Section 409A.
     (b) If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.
     (c) Notwithstanding anything in the Plan or in any Award Memorandum to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Memorandum by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
     (i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and
     (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

     For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
     (d) Eligible Participants who are service providers to an affiliate may be granted Options under this Plan only if the affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.”
     By deleting subsection (D) of Section 9(k) in its entirety and replacing it with the following:
     “(D) If the Stock is not listed or admitted to trade on a national securities exchange nor reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the Fair Market Value shall be determined by such other method as the Board determines in good faith to be reasonable and in compliance with Code Section 409A.”
     All other provisions of the Plan shall remain the same.